UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CHESAPEAKE ENERGY CORPORATION

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DEAR FELLOW SHAREHOLDERS »

By now you should have received the Chesapeake Energy Corporation Notice of Annual Meeting of Shareholders and Proxy Statement and our 2010 Annual Report. You may also view the Proxy Statement and our 2010 Annual Report on our website at www.chk.com/proxy.

As you know, our shareholders’ meeting is June 10, 2011, and Institutional Shareholder Services (“ISS”) has issued voting recommendations inconsistent with our Board’s recommendations on the election of two of our directors, the advisory vote on executive compensation (“say on pay”) and one shareholder proposal. We understand that ISS must apply a prescribed methodology when evaluating so many different companies; however, this approach by its nature fails to take into account important company-specific facts and circumstances.

Over the last 18 months, we have met with the corporate governance specialists from many of our largest shareholders and our Board has taken concrete action in response to the feedback from those meetings. Because the ISS process cannot take such actions into account, we believe ISS inappropriately recommends withhold votes against two director nominees. More fundamentally, the ISS model focuses on short-term stock performance (one and three years), rather than the longer time periods that are most relevant to Chesapeake. Such a short-term focus cannot consider performance measures that should be included to properly understand how our management has created documented long-term value for our shareholders. For example, our CEO was recently named to a list of only eight CEOs who have led U.S.-based companies to 20 years or more of annual shareholder returns of at least 20%. We address the shortcomings of the ISS approach below and request that you vote “FOR” the election of Aubrey K. McClendon and Senator Don Nickles (Item 1), “FOR” the say-on-pay proposal (Item 4) and “AGAINST” the shareholder proposal (Item 6) included in our proxy statement.

(continued)

Supplemental Information Regarding Item 1 –

Election of Directors

Responsiveness to Shareholders

ISS cites an “apparent unresponsiveness of directors to the shareholder franchise” and “failure to address significant compensation issues” as primary bases for its recommendation to withhold votes with regard to the election of Mr. McClendon, the Company’s co-founder, Chairman and Chief Executive Officer, and Senator Nickles, an independent director and chairman of our Nominating and Corporate Governance Committee. The ISS analysis ignores the Company’s efforts to increase shareholder engagement through meetings with shareholders to discuss corporate governance and establishing an office to focus full time on shareholder input regarding corporate governance. After thoughtfully considering the interests of the Company and our shareholders, the Board responded to the resulting shareholder feedback as follows:

Shareholder Feedback	Board/Committee Response

1. Shareholder engagement regarding leadership structure	1. Appointed a Lead Independent Director with specified duties

2. Shareholder engagement regarding leverage	2. Announced and commenced the 25/25 Plan to materially reduce indebtedness by 2012 while still targeting significant production growth

3. Shareholder engagement regarding compensation program

3.  Engaged independent compensation consultant; eliminated excise tax gross-up provisions from awards granted under our long-term incentive plan; granted the vast majority of executive compensation in the form of equity for executive alignment with shareholders; reduced number of restricted shares granted to CEO

4. Shareholder proposal regarding majority voting in director elections	4. Committed to a schedule to implement majority voting in director elections

5. Shareholder proposal to implement a policy regarding speculative transactions in Company stock	5. Implemented policy prohibiting certain derivative and speculative transactions involving Company stock by executive officers and directors

6. Shareholder proposal regarding sustainability report	6. Committed to publishing sustainability report

7. Shareholder proposal regarding hydraulic fracturing standards and disclosures	7. Implemented progressive environmental and safety standards and reporting of the additives used in hydraulic fracturing

We believe the recommendation to withhold votes for the election of Mr. McClendon and Senator Nickles does not fully consider the foregoing efforts and significant policy implementations.

Non-Compensation Committee Members

We believe it is inappropriate for ISS to voice its dissatisfaction with the Company’s compensation program by recommending withhold votes in the election of

Mr. McClendon and Senator Nickles. Neither Mr. McClendon nor Senator Nickles is a member of the Compensation Committee. ISS’ approach punishes certain board members for actions taken by a committee of the Board on which neither nominee sits. This approach is fundamentally inequitable and unduly punitive and, if based on ISS policy, calls into question the applicability of that policy to this situation. This is especially true in our case, where the targeted board members are (i) Chesapeake’s co-founder who has guided the Company to exceptional performance over his 22-year tenure and (ii) the chairman of the Nominating and Corporate Governance Committee under whose leadership many of the significant corporate governance initiatives in 2010 and 2011 were adopted, including the addition of two new directors to the Board, which are initiatives that ISS commends in its report.

Supplemental Information Regarding Item 4 –

Advisory Vote on Executive Compensation

Emphasis on Single Short-Term Performance Metric

ISS’ recommendation is heavily influenced by a single short-term performance metric, total shareholder return (TSR) on a one- and three-year basis. Our Compensation Committee considers a comprehensive evaluation of performance when determining compensation and believes that short-term TSR is inappropriate as the exclusive metric upon which to judge a company’s performance. This is especially true for a company that sells natural gas as its primary product, which has fallen in price by more than two-thirds over the past three years.

Chesapeake has intentionally avoided using formulaic approaches to incentive compensation because we do not use a formulaic approach to management decisions. Rather, the volatility and changes in the oil and gas industry require significant flexibility to adapt to rapidly changing industry conditions. Our compensation practices have supported this approach over the years through the Compensation Committee’s use of well-informed judgment when setting compensation, taking into account a broad range of historical and expected business results over a time period longer than just the last three years. We believe our management team has successfully mitigated the effects of the three-year collapse in natural gas prices through strong growth in production volumes, outsized hedging gains, a trend-setting joint venture program and a transition from natural gas toward higher-value oil and natural gas liquids. The narrow performance metrics used by ISS cannot credit these accomplishments, which are a direct result of Chesapeake’s innovative and effective business strategy. Last week, the market recognized the value of this strategy when Chesapeake was awarded the Oil and Gas Investor Excellence Award for the 2010 M&A Deal of the Year for our $2.2 billion joint venture transaction with CNOOC Limited in the Eagle Ford Shale in South Texas. This is just one of many joint ventures we have completed in the past three years.

If you look over a longer time period, we have increased almost every important business metric, and our record of shareholder value creation is one of the best in the industry. For example, we increased production and proved reserves every year for the past decade, as shown below:

The Company has also delivered strong long-term stock performance despite the tendency of our stock price to be correlated with U.S. natural gas prices, which have been highly volatile over the last decade and negatively perceived by the stock market over the past three years. As reflected below, from January 2000 through May 23, 2011, our stock price increased more than 1,100% while natural gas prices increased by approximately 60%.

Restricted Stock as Performance-Based Compensation

Eighty percent of our CEO’s compensation is equity-based because our Compensation Committee believes that a compensation mix heavily weighted with restricted stock aligns the interests of our CEO with those of our shareholders by providing the CEO proper incentive to focus on long-term shareholder value. ISS does not recognize the significant pay-for-performance connection that is

We are optimistic that the efforts of Mr. McClendon and our senior management team have loosened the historical correlation of our stock price to U.S. natural gas prices. We note that our stock price increased by more than 50% in the six months prior to our proxy statement filing compared to only a 17% increase in natural gas prices over the same period, perhaps marking a turning point where Chesapeake’s stock price performance in the years ahead will be tied to the ongoing fundamental value creation that occurs from our asset base each year as opposed to unpredictable natural gas prices.

Given the correlation of our stock price to natural gas prices during the one- and three-year periods analyzed by ISS, focusing on short-term TSR as the primary indicator of performance poses unique issues for Chesapeake and unjustly creates the perception of poor corporate and executive performance. Curiously, despite ISS’ reliance solely on one- and three-year TSR in its analyses, ISS includes in its materials a table showing Chesapeake performed at or above the median of the ISS peer group in eight of 10 other categories, including return on equity and return on investment. The complete discussion of the business results and performance metrics considered by the Compensation Committee in establishing the compensation of our CEO and other named executive officers is detailed in the Compensation Discussion and Analysis beginning on page 29 of our proxy statement.

created when the majority of an executive’s compensation is made substantially dependent on long-term share performance. In addition, our CEO has historically augmented his equity compensation with open market purchases and has resumed that practice in the past year, strengthening his alignment with our shareholders. Lastly, as noted by ISS, our stock grant program extends deep into the Company, thus spreading this incentive broadly over the Company’s employees. We believe that focusing our executive compensation on restricted stock is the best approach at this time and has been supported by the Company’s extraordinary value creation over time. The ISS assessment model fails to recognize the effectiveness of this approach.

Supplemental Information Regarding Item 6 –

Shareholder Proposal Requesting an Advisory Vote

on Director Compensation

ISS’ recommendation with regard to this shareholder proposal was inappropriately based on the historical analysis ISS has used to make policy recommendations with regard to executive compensation. ISS has not analyzed this proposal requesting an advisory vote on director compensation on its own merits. Because a 2010 shareholder proposal seeking an advisory vote on executive and director compensation garnered majority support from our shareholders, ISS

(continued)

We request your vote “FOR” the election of Mr. McClendon and Senator Nickles (Item 1), “FOR” the say-on-pay proposal (Item 4) and “AGAINST” the proposal requesting an advisory shareholder vote on director compensation (Item 6) included in our proxy statement.

infers that our shareholders would be in favor of an advisory vote on only director compensation. We believe this is not the case. This request for an advisory vote on our director compensation, each component of which has remained essentially flat for the past five years despite a dramatic increase in the demands placed on our directors, warrants an analysis independent of that used for the advisory vote on executive compensation, and we urge you to vote “AGAINST” the proposal.

Conclusion

I hope that this additional information will help clarify the rationale for our Board’s recommendations and provide you a more meaningful and valid basis for making your voting decisions. We request your vote “FOR” the election of Mr. McClendon and Senator Nickles (Item 1), “FOR” the say-on-pay proposal (Item 4) and “AGAINST” the proposal requesting an advisory shareholder vote on director compensation (Item 6) included in our proxy statement.

I want to thank you for your investment in Chesapeake and for taking the time to read this letter and the other supporting documentation related to this important vote. If you have any questions regarding your proxy voting decision, please do not hesitate to contact me at 405-935-9225.

Sincerely,

Jennifer M. Grigsby

Senior Vice President, Treasurer and Corporate Secretary

This information is being provided to certain shareholders in addition to Chesapeake’s proxy statement dated May 12, 2011, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

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